NEWS RELEASE

For Immediate Release

Nord Resources Reports 2012 Third-Quarter Results

  Average realized copper prices significantly lower in 2012 third quarter and first nine months compared with 2011 periods

  Third-quarter 2012 net sales of $2.0 million, even with $2.0 million in second quarter 2012 and compares with $3.8 million in third-quarter 2011

  Costs applicable to sales in 2012 third quarter include $1.8 million of abnormal production costs due to the underutilization of plant capacity

  Net loss of $2.3 million in 2012 third quarter, compared with $1.7 million net loss in 2011 period

  2012 nine-month net loss of $7.2 million versus $7.1 million in the 2011 period

  Results continue to reflect July 2010 suspension of mining new ore, pending debt restructuring and new financing, declining copper production, lower market prices, and tight expense controls

  Company continues producing copper by leaching ore previously placed on pads

TUCSON, AZ, November 15, 2012 - Nord Resources Corporation (OTC Pink Market: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, today announced its unaudited financial results for the third quarter ended September 30, 2012. The unaudited condensed consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

"Since July 2010, when Nord suspended mining new ore, our operations have consisted of leaching copper from the material previously placed on our three pads and processing it through the Johnson Camp Mine's SX-EW plant," said Wayne Morrison, Chief Executive and Chief Financial Officer. "As expected, while this assists us in operating with minimal, tightly controlled costs, our copper production is in steady decline."

"We are continuing to explore potential, financing options that would enable us to restructure our debt and provide us with the capital needed for constructing a new leaching pad. With this accomplished, we would resume mining and processing new ore from the Johnson Camp Mine's deposits. We continue to work on obtaining new financing. However, we cannot be certain that our efforts will prove successful," Mr. Morrison said.

"We continue to plan the building of a new leach pad, about equal in size to two of our existing three pads, and we expect that this will enable us to achieve our target production rate of 25 million pounds of copper per year. The new pad requires an estimated capital investment of approximately $18 million.

"Nord's financial results through the first nine months of 2012 reflect our declining production, expense controls, the fact that the average price of copper has declined during 2012, and the need to recognize abnormal production costs resulting from the underutilization of our plant. We expect these conditions to continue through the balance of 2012," he said.

In the 2012 third quarter and first nine months of 2012, Nord incurred abnormal production costs amounting to $1.8 million ($3.13 per pound), and $6.4 million ($3.59 per pound), respectively, resulting in an average cost of copper sold during the periods of $4.55 and $5.03 per pound, respectively.

The average realized price of copper sold during the 2012 third quarter and first nine months was $3.53 and $3.62 per pound, respectively (second-quarter average price was $3.50 per pound). The prices realized in 2012 are considerably lower than the average prices in the comparable 2011 periods of $4.00 and $4.19, respectively. The lower copper prices significantly contributed to the net loss that the company incurred for the 2012 periods.

Additional Financial Highlights

  Third-quarter 2012 net sales were $2,034,707 from the sale of 575,616 pounds of copper; nine-month 2012 net sales were $6,429,116 from the sale of 1,776,556 pounds of copper. Third-quarter 2011 net sales were $3,845,199 from the sale of 960,864 pounds of copper; nine-month 2011 net sales were $11,985,373 from the sale of 2,861,378 pounds of copper. The reduced amount of copper sold in the 2012 third quarter from that of the third quarter of the year prior (960,864 pounds versus 575,616 pounds in the 2012 third quarter) reflects the expected gradual decline in production as the company continues to leach material previously placed on the three pads.

  Costs applicable to sales in the 2012 third quarter were $2,619,855 (including $1,800,371 in abnormal production costs due to the underutilization of plant capacity). For the first nine months of 2012, costs were $8,937,580 (including $6,384,851 in abnormal production costs due to the underutilization of plant capacity).

The average cost per pound of copper sold during the 2012 three and nine-month periods was $4.55 and $5.03 per pound, respectively. The average cost per pound of copper sold excluding abnormal production costs was $1.42 and $1.44 per pound, respectively, during the same periods.

For the 2011 third quarter, Nord incurred $4,480,918 of costs applicable to sales (including $3,038,489 in abnormal production costs due to the underutilization of plant capacity). For the first nine months of 2011, Nord incurred costs of $13,142,763 (including $9,012,899 in abnormal production costs due to the underutilization of plant capacity).

The average cost per pound of copper sold during the three and nine-month periods of 2011 was $4.66 and $4.59 per pound, respectively. The average cost per pound of copper sold excluding abnormal production costs was $1.50 and $1.44 per pound, respectively.

The decrease in the average cost per pound of copper sold during the 2012 third quarter versus the same period in 2011 is primarily due to a reduction in non-core copper production staff and more effective management of operating supplies.

  General and administrative (G&A) expenses decreased to $365,164 for the 2012 third quarter, compared with $534,959 for the 2011 period. The decrease was primarily due to a $98,679 reduction in professional and consulting fees and a $54,254 decrease in compensation expense.

G&A expenses decreased to $1,131,112 for the 2012 nine-month period, compared with $1,729,415 for the first nine months of 2011. The decrease is primarily due to a $207,384 decrease in consulting fees related to the refinancing of the amounts due to the company's mining contractor, a $186,023 decrease in general consulting fees, and a $141,973 decrease in compensation expense.

  Depreciation, depletion, and amortization (DD&A) expenses decreased to $182,028 in the 2012 third quarter, compared with $253,161 in the 2011 period; DD&A was $590,364 in the first nine months of 2012, down from $743,148 in the 2011 period. The decrease in DD&A is primarily due to the decline in the pounds of copper produced during the 2012 periods compared with the 2011 levels.

  Other expense increased to $1,149,664 for the third quarter 2012 compared with $310,886 for the 2011 period. For first nine months of 2012, other expense decreased to $2,957,628 compared with $3,455,570 for the 2011 period. The increase during the third quarter was primarily due to a reduction in gains on derivatives classified as trading securities offset in part by an increase in interest expense. The decline for the 2012 nine-month period was primarily due to gains on derivatives classified as trading securities, compared with losses incurred in the 2011 period, which more than offset by an increase in interest expense.

  The company incurred a net loss of ($2,282,004) or ($0.02) per share on a basic and diluted basis for the 2012 third quarter, compared with a net loss of ($1,734,725) or ($0.02) per share on a basic and diluted basis for the 2011 period. The increase in net loss between these periods is primarily related to the ($838,778) increase in other expenses which was partially offset by the decrease in loss from operations of $291,499. For the first nine months of 2012, the net loss amounted to ($7,187,568) or ($0.06) per share on a basic and diluted basis, compared with a net loss of ($7,085,523) or ($0.06) per share for the first nine months of 2011. The increase in net loss between these periods is primarily related to the ($599,987) increase in loss from operations which was partially offset by a $497,942 reduction in other expense.

Liquidity and Cash Flow

Nord's production of copper and sales have steadily declined since the July 2010 decision to suspend the mining and processing of new ore. In 2012, Nord has been further affected by fluctuating and a marked decline in copper prices. As the result of these circumstances, Nord's working capital and cash flow have been adversely affected and the company has been unable to meet certain debt obligations in 2010, 2011, and the first nine months of 2012. This situation is not expected to improve in the short term, subject to a restructuring of the company's outstanding debt and the obtaining of additional capital.

As announced on May 14, 2010, Nedbank Limited (Nedbank), the company's senior lender, declined to extend a forbearance agreement regarding the scheduled quarterly principal and interest payments that were due between March 31, 2010 and September 30, 2012 under Nord's $25 million secured term-loan facility. Accordingly, the company has been in default of its obligations under the Credit Agreement with Nedbank since May 14, 2010 and the full amount of the outstanding principal of $23,257,826 is included in the company's current liabilities.

Nedbank Capital also declined to extend the forbearance agreement regarding the company's failure to make the timely monthly settlement payments between April 6, 2010 and January 6, 2012 related to the company's previously existing copper hedge program. Nord chose not to renew its copper hedging program at the outset of 2012. As of September 30, 2012, the amount due to Nedbank Capital related to these settlements is $16,106,691 and is included in copper derivatives settlement payable within the condensed consolidated balance sheet.

As previously disclosed, given this default, Nedbank has full authority to exercise its rights under the Credit Agreement, including the acceleration of the full amount due thereunder and the institution of foreclosure proceedings against the Johnson Camp Mine. In accordance with the Credit Agreement, upon an event of default the interest rate on the outstanding debt and unpaid accrued interest is increased by 3.00% to the three-month United States Dollar London Interbank Offered Rate (LIBOR) plus 9.06% (9.46% at September 30, 2012).

On July 29, 2010, Nord reached an agreement with Fisher Industries, the company's mining contractor, to convert $8,200,000 of unsecured trade payables, including the former note in the amount of $850,000 and the $110,500 accrued interest thereon, into a two-year unsecured note bearing interest on the outstanding principal at the rate of 6% per annum. Nord was also unable to make the payment due to Fisher Industries on July 31, 2012 and therefore is in default on this obligation as well. As of September 30, 2012, the total principal balance on the note of $6,183,499 is included in current liabilities. Accrued interest related to the note was $130,194 as of September 30, 2012.

If Nedbank, Nedbank Capital, and/or Fisher Industries elect to note Nord in default and enforce their respective rights, the company will not be able to continue as a going concern.

  At the end of the 2012 third quarter, the company had cash reserves of $4,457 (compared with $118,058 at the 2011 year-end), excluding $0.7 million in restricted marketable securities being held in conjunction with two letters of credit. The working capital deficiency of ($56.3 million) includes $23.3 million in the current portion of senior long-term debt, $16.1 million in copper derivatives settlement payable, and $6.2 million current portion of long-term debt. As of December 31, 2011, cash reserves were $118,058 and the working capital deficiency amounted to ($51.8 million), including $21.5 million in current portion of senior long-term debt, $16.1 million in copper derivatives settlement payable, $6.2 million of current maturity of long-term debt, and $1.8 million of senior long-term debt that was classified as current liabilities due to the company's default on the underlying agreements.

  Nord's cash flows from operating activities during the first nine months of 2012 were ($178,708) compared with $159,581 during the same period in 2011. The decrease in cash flows provided by operating activities between the two periods of ($338,389) is primarily due to a decrease in cash flows from the sale of inventory of ($1,171,164) offset partially by an increase in accrued expenses of $721,333.

About Nord Resources

Nord Resources Corporation is producing copper at the Johnson Camp Mine, the company's primary asset, which is located approximately 65 miles east of Tucson, Arizona. For further information, please visit our website at nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be "forward-looking".

Nord's continuation as a going concern is dependent upon its ability to refinance the obligations under its Credit Agreement with Nedbank and the Copper Hedge Agreement with Nedbank Capital, pay in full the outstanding Note held by Fisher Industries, raise additional capital, and on its ability to produce copper to sell at a level where the company becomes profitable and generates cash flows from operations. To succeed, Nord must be able to proceed with its plans to build additional leach-pad capacity, resume full operations, and achieve its operating plan. If management cannot achieve its operating plan because of the company's inability to obtain the required financing, or because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to restructure the company's outstanding debt and raise additional working capital, the market price of copper, general economic, market, and business conditions, the company's ability to reach full production rates, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risk factors set forth in Nord's most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$4,457	$118,058
Accounts receivable	209,771	345,382
Inventories	2,947,463	3,763,892
Prepaid expenses and other assets	151,601	159,986

Total Current Assets	3,313,292	4,387,318

Property and Equipment, at cost:
Property and equipment	50,563,597	50,518,198
Less accumulated depreciation, depletion and amortization	(6,631,012)	(6,313,728)

Net Property and Equipment	43,932,585	44,204,470

Other Assets:
Deposits	146,079	146,079
Restricted marketable securities	686,476	686,476
Debt issuance costs, net of accumulated amortization	117,179	368,684
Stockpiles and ore on leach pads	4,634,094	6,347,012

Total Other Assets	5,583,828	7,548,251

Total Assets	$52,829,705	$56,140,039

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2012 AND DECEMBER 31, 2011
(Continued)

	September 30,	December 31,
	2012	2011
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$4,549,839	$4,163,041
Accrued expenses	1,721,000	1,316,074
Accrued interest	7,584,055	4,933,337
Copper derivatives settlement payable	16,106,691	16,106,691
Current maturity of long-term debt	6,183,499	6,190,999
Current maturities of senior long-term debt	23,257,826	21,481,183
Current maturities of derivative contracts, at fair value	-	54,896
Senior long-term debt accelerated due to default	-	1,776,643
Other current liabilities	220,758	147,634

Total Current Liabilities	59,623,668	56,170,498

Long-Term Liabilities:
Deferred revenue, less current portion	4,637,059	4,646,868
Accrued reclamation costs	3,496,523	3,195,497
Other long-term liabilities	6,135	14,635

Total Long-Term Liabilities	8,139,717	7,857,000

Total Liabilities	67,763,385	64,027,498

Commitments and contingencies

Stockholders’ Deficit:
Common stock: $.01 par value, 400,000,000 shares authorized, 112,488,604 and 112,177,627 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	1,124,887	1,121,777
Additional paid–in–capital	122,271,483	122,133,246
Accumulated deficit	(138,330,050)	(131,142,482)

Total Stockholders’ Deficit	(14,933,680)	(7,887,459)

Total Liabilities and Stockholders’ Deficit	$52,829,705	$56,140,039

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(Unaudited)

	2012	2011

Net sales	$6,429,116	$11,985,373

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	8,937,580	13,142,763
General and administrative expenses (includes stock based compensation of $141,347 and $156,195, respectively)	1,131,112	1,729,415
Depreciation, depletion and amortization	590,364	743,148

Loss from operations	(4,229,940)	(3,629,953)

Other income (expense):
Interest expense	(3,124,544)	(2,734,798)
Gains on derivatives classified as trading securities	54,896	(788,807)
Miscellaneous income	112,020	68,035

Total other expense	(2,957,628)	(3,455,570)

Loss before income taxes	(7,187,568)	(7,085,523)

Provision for income taxes	-	-

Net loss	$(7,187,568)	$(7,085,523)

Net loss per basic and diluted share of common stock:

Weighted average number of basic and diluted common shares outstanding	114,695,976	113,491,342
Basic and diluted loss per share of common stock	$(0.06)	$(0.06)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(Unaudited)

	2012	2011

Net sales	$2,034,707	$3,845,199

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	2,619,855	4,480,918
General and administrative expenses (includes stock based compensation of $39,125 and $81,761, respectively)	365,164	534,959
Depreciation, depletion and amortization	182,028	253,161

Loss from operations	(1,132,340)	(1,423,839)

Other income (expense):
Interest expense	(1,210,720)	(925,312)
Gains (losses) on derivatives classified as trading securities	8,509	602,402
Miscellaneous income	52,547	12,024

Total other expense	(1,149,664)	(310,886)

Loss before income taxes	(2,282,004)	(1,734,725)

Provision for income taxes	-	-

Net loss	$(2,282,004)	$(1,734,725)

Net loss per basic and diluted share of common stock:

Weighted average number of basic and diluted common shares outstanding	115,131,697	113,678,970
Basic and diluted loss per share of common stock	$(0.02)	$(0.02)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012
(Unaudited)

			Additional		Total
			Paid-in	Accumulated	Stockholders’
	Common Stock		Capital	Deficit	Deficit
	Shares	Amount

Balance at December 31, 2011	112,177,627	$1,121,777	$122,133,246	$(131,142,482)	$(7,887,459)

Net loss	–	–	–	(7,187,568)	(7,187,568)

Compensation expense from issuance of stock options	–	–	62,597	–	62,597
Common stock issued for deferred stock units	310,977	3,110	(3,110)	–	–
Compensation expense from issuance of deferred stock units	–	–	78,750	–	78,750

Balance at September 30, 2012	112,488,604	$1,124,887	$122,271,483	$(138,330,050)	$(14,933,680)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(Unaudited)

	2012	2011
Cash Flows From Operating Activities:
Net loss	$(7,187,568)	$(7,085,523)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	590,364	743,148
Accretion expense on accrued reclamation costs	301,026	290,886
Amortization of debt issuance costs	251,505	259,477
Issuance of stock options for services rendered	62,597	159,206
Loss on sale and write-off of property and equipment	3,235	10,980
Issuance of deferred stock units for services rendered	78,750	78,750
Changes in assets and liabilities:
Accounts receivable	135,611	(25,540)
Inventories, stockpiles and ore on leach pads	2,310,731	3,481,895
Prepaid expenses and other assets	8,385	(150,176)
Accounts payable	297,823	753,474
Accrued expenses	404,926	(316,407)
Accrued interest	2,650,718	2,431,896
Copper derivatives settlement payable	-	6,433,339
Derivative contracts at fair value	(54,896)	(6,859,481)
Deferred revenue	(23,415)	(36,448)
Other liabilities	(8,500)	(9,795)
Net Cash Provided (Used) By Operating Activities	(178,708)	159,681

Cash Flows From Investing Activities:
Capital expenditures	(14,123)	(627,612)
Net Cash Used By Investing Activities	(14,123)	(627,612)

Cash Flows From Financing Activities:
Principal payments on long-term debt	(7,500)	(301,068)
Principal payments on capital lease	(770)	(12,638)
Proceeds from the issuance of debt – related parties	87,500	-
Net Cash Provided (Used) By Financing Activities	79,230	(313,706)

Net Decrease in Cash and Cash Equivalents	(113,601)	(781,637)

Cash and Cash Equivalents at Beginning of Period	118,058	1,120,023

Cash and Cash Equivalents at End of Period	$4,457	$338,386

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$151,893	$453,011
Income taxes	–	–

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(Unaudited)
(Continued)

	2012	2011

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Common stock issued in exchange for deferred stock units	$3,110	$2,804
Common stock issued for settlement of accounts payable	–	11,538
Change in property and equipment financed by accounts payable	(88,975)	(202,274)
Change in depreciation expense allocated to inventory	(84,991)	(105,003)
Change in depreciation expense allocated to stockpiles and ore on leach pads	(133,625)	(238,409)
Change in estimate of cash flows for asset retirement obligation	–	(1,112,771)